EXHIBIT 4








                                                   EXECUTION COPY











                        U.S. $200,000,000

                         CREDIT AGREEMENT

                    Dated as of June 30, 1994

                              Among

                        M.A. HANNA COMPANY

                           as Borrower

                               and

                      THE BANKS NAMED HEREIN

                             as Banks

                               and

                          CITIBANK, N.A.

                             as Agent

                T A B L E   O F   C O N T E N T S


Section                                                   Page


                            ARTICLE I
                 DEFINITIONS AND ACCOUNTING TERMS

 1.01      Certain Defined Terms......................       1
 1.02      Computation of Time Periods................       15
 1.03      Accounting Terms...........................       15
 1.04      Other Definitional Provisions..............       15


                            ARTICLE II
                AMOUNTS AND TERMS OF THE ADVANCES

 2.01      Promise to Repay; Evidence of Debt.........       15
 2.02      The Revolving Advances.....................       16
 2.03      Making the Revolving Advances..............       17
 2.04      The Competitive Bid Advances...............       19
 2.05      Facility Fee...............................       23
 2.06      Reduction of the Commitments...............       24
 2.07      Repayment of Revolving Advances............       24
 2.08      Interest on Advances.......................       24
 2.09      Interest Rate Determination................       25
 2.10      Prepayments of Revolving Advances..........       25
 2.11      Increased Costs............................       26
 2.12      Payments and Computations..................       27
 2.13      Taxes......................................       28
 2.14      Sharing of Payments, Etc...................       30


                           ARTICLE III
                      CONDITIONS OF LENDING

 3.01      Conditions Precedent to Initial Advances...       31
 3.02      Conditions Precedent to Each Borrowing.....       32
 3.03      Conditions Precedent to Each Competitive...
             Bid Borrowing............................       32


                            ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES

 4.01      Representations and Warranties of the
             Borrower.................................       33

Section                                                   Page


                            ARTICLE V
                    COVENANTS OF THE BORROWER

 5.01      Affirmative Covenants......................       36
 5.02      Negative Covenants.........................       40


                            ARTICLE VI
                        EVENTS OF DEFAULT

 6.01      Events of Default..........................       43


                           ARTICLE VII
                            THE AGENT

 7.01      Authorization and Action...................       46
 7.02      Agent's Reliance, Etc......................       46
 7.03      Citibank and Affiliates....................       47
 7.04      Lender Credit Decision.....................       47
 7.05      Indemnification............................       47
 7.06      Successor Agent............................       48
 7.07      Agent's Fee................................       48


                           ARTICLE VIII
                          MISCELLANEOUS

 8.01      Amendments, Etc............................       48
 8.02      Notices, Etc...............................       49
 8.03      No Waiver; Remedies........................       50
 8.04      Costs, Expenses and Taxes..................       50
 8.05      Right of Set-off...........................       51
 8.06      Binding Effect.............................       51
 8.07      Assignments, Designations and
             Participations...........................       51
 8.08      Governing Law..............................       56
 8.09      Execution in Counterparts..................       56
 8.10      Collateral.................................       56
 8.11      Survival of Warranties and Agreements......       57
 8.12      Limitation of Liability....................       57
 8.13      Confidentiality............................       57
 8.14      Certain Consents and Waivers of the
             Borrower.................................       58
 8.15      Waiver of Jury Trial.......................       58

Exhibit A-1 -  Form of Revolving Note

Exhibit A-2 -  Form of Competitive Bid Note

Exhibit B-1 -  Notice of Revolving Borrowing

Exhibit B-2 -  Notice of Competitive Bid Borrowing

Exhibit C -    Form of Assignment and Acceptance

Exhibit D -   Form of Designation Agreement

Exhibit E -    Form of Opinion of Jones, Day, Reavis & Pogue,
                 Counsel for the Borrower

Exhibit F -    Form of Opinion of Sidley & Austin,
                 Counsel for the Agent


Schedule I -   List of Applicable Lending Offices

Schedule II -  Existing Liens
































                              -iii-












                          CREDIT AGREEMENT

           CREDIT AGREEMENT dated as of June 30, 1994 (as amended, supplemented or otherwise modified from time to time, this "Agreement") among M.A. HANNA COMPANY, a Delaware corporation (the "Borrower"), the financial institutions (the "Banks") listed on the signature pages hereof and CITIBANK, N.A. ("Citibank"), as agent (together with any successor Agent appointed hereunder, the "Agent") for the Lenders hereunder. The parties hereto agree as follows:


                             ARTICLE I
                  DEFINITIONS AND ACCOUNTING TERMS

           SECTION 1.01. Certain Defined Terms. In addition to the terms defined above, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

           "Adjusted Eurodollar Rate" means, for any Interest Period for each Adjusted Eurodollar Rate Advance comprising part of the same Revolving Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Adjusted Eurodollar Rate Advance comprising part of such Revolving Borrowing and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Adjusted Eurodollar Rate Reserve Percentage for such Interest Period. The Adjusted Eurodollar Rate for any Interest Period for each Adjusted Eurodollar Rate Advance comprising part of the same Revolving Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

           "Adjusted Eurodollar Rate Advance" means a Revolving
      Advance which bears interest as provided in Section
      2.08(a)(ii).

           "Adjusted Eurodollar Rate Reserve Percentage" of any
      Lender for any Interest Period for any Adjusted Eurodollar

      Rate Advance means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

           "Adjusted Net Worth" means at any date (i) the Consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries, determined as of such date in accordance with GAAP, plus (ii) to the extent shown as a reduction in determining such Consolidated stockholders' equity, (x) all write-downs resulting from foreign currency translations and (y) the minimum pension liability adjustment shown as a reduction of stockholders' equity in accordance with Financial Accounting Statement No. 87, "Employers' Accounting for Pensions".

           "Advance" means a Revolving Advance or a Competitive
      Bid Advance.

           "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

           "Applicable Eurodollar Rate Margin" shall mean

           (i) a rate equal to 0.225% per annum for any day on which each of Majority Usage and Level I Status exists,

           (ii) a rate equal to 0.125% per annum for any day on which Level I Status, but not Majority Usage, exists,

           (iii) a rate equal to 0.325% per annum for any day on which each of Majority Usage and Level II Status exists,

           (iv) a rate equal to 0.225% per annum for any day on which Level II Status, but not Majority Usage, exists,

           (v) a rate equal to 0.375% per annum for any day on which each of Majority Usage and Level III Status exists,

           (vi) a rate equal to 0.275% per annum for any day on which Level III Status, but not Majority Usage, exists,

           (vii) a rate equal to 0.475% per annum for any day on which each of Majority Usage and Level IV Status exists,

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           (viii) a rate equal to 0.375% per annum for any day on
      which Level IV Status, but not Majority Usage, exists,

           (ix) a rate equal to 0.60% per annum for any day on which each of Majority Usage and Level V Status exists and

           (x) a rate equal to 0.50% per annum with respect to any Interest Period during which Level V Status, but not
      Majority Usage, exists.

           "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of an Adjusted Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

           "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible
      Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

           "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

                (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                (b) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by the Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Agent from three New York certificate of deposit dealers of recognized standing selected by the Agent, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus
           (iii) the average during such three-week period of the daily net annual assessment rates estimated by Citibank for determining the current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; or

                (c) for any day 1/2 of one percent per annum above the Federal Funds Rate.

           "Base Rate Advance" means a Revolving Advance which bears interest as provided in Section 2.08(a)(i).

           "Borrowing" means a Revolving Borrowing or a Competitive Bid Borrowing.

           "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Adjusted Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

           "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

           "Closing Date" shall mean the date on which the initial Borrowing is made hereunder.

           "Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in
      Section 2.04.

           "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more
      Competitive Bid Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.04.

           "Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto (with such formal changes as are appropriate in the judgment of such Lender to reflect the terms of a Competitive Bid Advance that bears interest at other than a fixed rate), evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

           "Competitive Bid Reduction" has the meaning specified in Section 2.02.

           "Commitment" has the meaning specified in Section 2.02.

           "Consolidated" refers to the consolidation of accounts in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements referred to in Section 4.01(e).

           "Consolidated Interest Expense" means, for any period, with respect to the Borrower and its Subsidiaries on a Consolidated basis, total interest expense, whether paid or accrued (without duplication), including the interest component of obligations in respect of capital leases.

           "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (PCBs), or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

           "Debt" of any Person means at any date (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) all obligations of such Person under direct or indirect guaranties in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of others and (vi) all Debt secured by a lien, mortgage or security interest on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person.

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           "Default" means any Event of Default or any event that
      would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

           "Designated Bidder" means (i) an Eligible Assignee or
      (ii) a special purpose corporation which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least Prime-1 (or the then equivalent grade) by Moody's or A-1 (or the then equivalent grade) by S&P, that, in either case, (A) is organized under the laws of the United States or any State thereof, (B) shall have become a party hereto pursuant to Section 8.07(d) through (f) and (C) is not otherwise a Lender.

           "Designation Agreement" means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Agent, in substantially the form of Exhibit D hereto.

           "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

           "EBIT" means, for any period on a Consolidated basis for the Borrower and its Consolidated Subsidiaries, (i) the sum of the amounts for such period of (A) Consolidated net income (or loss), (B) Consolidated Interest Expense,
      (C) charges for federal, state, local and foreign income taxes and (D) extraordinary and non-operating losses (in each case on a pre-tax basis) which have been deducted in the calculation of Consolidated net income (or loss), minus
      (ii) extraordinary and non-operating income (in each case on a pre-tax basis).

           "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000;
      (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $300,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and that either (x) has total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000 or
      (y) is acceptable to the Borrower and the Agent, provided in each case that such bank is acting through a branch or

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      agency located in the country in which it is organized or
      another country which is also a member of the OECD; (iv) the central bank of any country which is a member of the OECD; and (v) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $3,000,000,000.

           "Environmental, Health or Safety Requirements of Law" means all valid and enforceable Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, and such Requirements of Law as are promulgated by the specifically authorized agent responsible for administering such requirements.

           "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirements of Law or
      (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

           "ERISA" means the Employee Retirement Income Security
      Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

           "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code and the regulations promulgated and rulings issued thereunder.

           "ERISA Event" means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the imposition of an obligation on the Borrower or any ERISA Affiliate to provide affected parties with written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (c) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the withdrawal by the Borrower or an ERISA Affiliate from a Plan during a plan year for which the Borrower or any ERISA Affiliate was a substantial employer, as defined in Section 4001(a)(2) of

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      ERISA; (e) the failure by the Borrower or any ERISA
      Affiliate to make a payment to a plan required under Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan, pursuant to
      Section 4042 of ERISA, or the occurrence of any event or condition that reasonably could constitute grounds under
      Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

           "ERISA Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

           "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

           "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

           "Events of Default" has the meaning specified in
      Section 6.01.

           "Existing Agreement" means the Credit Agreement dated as of September 15, 1989 among the Borrower, the banks named therein and Citibank, as agent, as amended, modified and supplemented prior to the date hereof.

           "Existing Liens" means the Liens existing on the date hereof upon or with respect to Property owned by the Borrower and its Subsidiaries and specified on Schedule II hereto.

           "Facility Fee" has the meaning specified in
      Section 2.05.

           "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal

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      Reserve Bank of New York, or, if such rate is not so
      published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

           "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

           "Fee Anticipation Letter" means the letter dated
      May 17, 1994 from Citibank addressed to and acknowledged by the Borrower relating to the anticipated amounts of certain fees and expenses payable by the Borrower.

           "Fee Letter" means the letter dated May 17, 1994 from Citibank addressed to and acknowledged by the Borrower relating to certain fees payable to Citibank.

           "GAAP" has the meaning specified in Section 1.03.

           "Governmental Authority" means any nation or govern-ment, any federal, state, local or other political sub-division thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the vested accrued benefits under such Plan, as determined using the actuarial assumptions then used for the purpose of determining the contributions to be made to such Plan, exceeds the fair market value of the assets of such Plan allocable to such benefits, provided that, with respect to any Multiple Employer plan with respect to which an election under Section 412(c)(4)(A) of the Internal Revenue Code has been made, Insufficiency shall mean the portion of any such excess that is allocable to the Borrower or any ERISA Affiliate pursuant to the procedures in effect from time to time with respect to such Multiple Employer Plan for the allocation of such excess among the employers with respect to such Multiple Employer Plan.

           "Interest Period" means, for each Revolving Advance comprising part of the same Revolving Borrowing, the period commencing on the date of such Revolving Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of a Base Rate Advance, any number of days up to 30 days or 1,2,3 or 6 months and (b) in the case of an Adjusted Eurodollar Rate Advance, 1, 2, 3, 6 or, subject to availability, 12 months, in each case as the Borrower may select in the Notice of Borrowing for such Advance; provided, however, that:

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                (i)  the duration of any Interest Period which
           commences before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date;

               (ii) Interest Periods commencing on the same date for Revolving Advances comprising part of the same
           Revolving Borrowing shall be of the same duration; and

              (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for an Adjusted Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

           "Internal Revenue Code" means the United States
      Internal Revenue Code of 1986, as amended, or any successor statute.

           "Lenders" means the Banks listed on the signature pages hereof, each Eligible Assignee that shall become a party hereto pursuant to Section 8.07(a), (b) and (c) and, except when used in reference to a Revolving Advance, a Revolving Borrowing, a Revolving Note, a Commitment or a related term, each Designated Bidder.

           "Level I Status" exists at any date if, at such date, the Borrower's outstanding senior unsecured long-term debt (without third-party credit enhancement) is rated either A- (or the then equivalent grade) or higher by S&P or A3 (or the then equivalent grade) or higher by Moody's.

           "Level II Status" exists at any date if, at such date,
      (i) the Borrower's outstanding senior unsecured long-term debt (without third-party credit enhancement) is rated either BBB+ (or the then equivalent grade) or higher by S&P or Baa1 (or the then equivalent grade) or higher by Moody's and (ii) Level I Status does not exist.

           "Level III Status" exists at any date if, at such date,
      (i) the Borrower's outstanding senior unsecured long-term debt (without third-party credit enhancement) is rated either BBB (or the then equivalent grade) or higher by S&P or Baa2 (or the then equivalent grade) or higher by Moody's and (ii) neither Level I Status nor Level II Status exists.

           "Level IV Status" exists at any date if, at such date,
      (i) the Borrower's outstanding senior unsecured long-term debt (without third-party credit enhancement) is rated either BBB- (or the then equivalent grade) or higher by S&P or Baa3 (or the then equivalent grade) or higher by Moody's and (ii) none of Level I Status, Level II Status or Level III Status exists.

           "Level V Status" exists at any date if, at such date, none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

           "Liabilities and Costs" means all direct or indirect, known or unknown, absolute or contingent, past, present or future liabilities, costs, expenses, obligations, responsibilities, damages (including, without limitation, punitive, economic, consequential and treble damages) and losses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies, and fines, penalties and monetary sanctions and interest) with respect to or arising out of any of the following: personal injury, death, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare.

           "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a lease which shall have been or should be, in accordance with GAAP, recorded as a capital lease, or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to S 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

           "Loan Account" has the meaning specified in
      Section 2.01(b).

           "Loan Documents" means this Agreement, the Notes, the Fee Letter, the Fee Anticipation Letter and all other written agreements between the Borrower and the Agent or any Lender delivered to the Agent or such Lender pursuant to or in connection with this Agreement.

           "Majority Lenders" means at any time Lenders holding at least 51% of the then aggregate unpaid principal amount of the Revolving Notes held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Revolving Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Revolving Advances or the total Commitments).

           "Majority Usage" exists at any date if, at such date, the outstanding principal amount of the Advances is greater than 50% of the then existing Commitments.

           "Margin Stock" shall have the meaning assigned to that term in Regulation G and Regulation U.

           "Material Adverse Effect" means a material adverse effect upon (i) the condition (financial or otherwise), operations or Property of the Borrower, individually, or of the Borrower and its Subsidiaries, taken as a whole or (ii) the legality, validity or enforceability of this Agreement, any Note or any of the other Loan Documents.

           "Moody's" means Moody's Investors Service, Inc., and its successors.

           "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

           "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

           "Note" means a Revolving Note or a Competitive Bid
      Note.

           "Notice of Competitive Bid Borrowing" has the meaning specified in Section 2.04(a).

           "Notice of Revolving Borrowing" has the meaning specified in Section 2.03(a).

           "OECD" means the Organization for Economic Cooperation and Development.

           "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

           "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

           "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

           "Plan" means a pension plan (other than a Multiemployer
      Plan) which is covered by Title IV of ERISA and (i) with respect to which the Borrower or any ERISA Affiliate is or has been accruing or is or has been obligated to accrue contributions or (ii) which is providing benefits for employees (including former employees) of the Borrower or any ERISA Affiliate in respect of such employees' or former employees' employment with the Borrower or an ERISA Affiliate.

           "Property" means any real or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory, general intangible, or other asset owned, leased or operated by the Borrower or any of its Subsidiaries, as applicable (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

           "Reference Banks" means Citibank, NBD Bank, N.A. and
      PNC Bank, National Association.

           "Register" has the meaning specified in
      Section 8.07(g).

           "Regulation G" means Regulation G of the Federal
      Reserve Board, as in effect from time to time.

           "Regulation T" means Regulation T of the Federal
      Reserve Board, as in effect from time to time.

           "Regulation U" means Regulation U of the Federal
      Reserve Board, as in effect from time to time.

           "Regulation X" means Regulation X of the Federal
      Reserve Board, as in effect from time to time.

           "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

           "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

           "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, Regulation G, Regulation T, Regulation U and Regulation X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including Environ-mental, Health or Safety Requirements of Law.

           "Revolving Advance" means an advance by a Lender to the Borrower as part of a Revolving Borrowing and refers to a Base Rate Advance or an Adjusted Eurodollar Rate Advance, each of which shall be a "Type" of Revolving Advance.

           "Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each of the Lenders pursuant to Section 2.02.

           "Revolving Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender.

           "S&P" means Standard and Poor's Corporation, and its successors.

           "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of

                (a) the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),

                (b) the interest in the capital or profits of such partnership or joint venture, or

                (c) the beneficial interest of such trust or estate,

      is at the time directly or indirectly (through one or more other Subsidiaries of such Person) owned or controlled by such Person.

           "Termination Date" means June 29, 1998 or the earlier date of termination in whole of the Commitments pursuant to
      Section 2.06 or 6.01.

           "Withdrawal Liability" means a liability in respect of a complete withdrawal or partial withdrawal from a Multiemployer Plan, as described in Part I of Subtitle E of
      Title IV of ERISA.

           SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

           SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

           1.04.  Other Definitional Provisions.  References to
 "Articles", "Sections", "subsections", "Schedules" and "Exhibits" shall be to Articles, Sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


                             ARTICLE II
                 AMOUNTS AND TERMS OF THE ADVANCES

           SECTION 2.01. Promise to Repay; Evidence of Debt. (a) The Borrower hereby agrees to pay when due the principal amount of each Advance, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes applicable to such Advance. The Borrower shall execute and deliver to each Lender a Revolving Note on the Closing Date and a Competitive Bid Note in connection with any Competitive Bid Advance made pursuant to Section 2.04 and, thereafter, shall execute and deliver such other Revolving Notes and Competitive Bid Notes as are necessary to evidence the Revolving Advances or the Competitive Bid Advances, as the case may be, owing to the Lenders after giving effect to any assignment thereof pursuant to Section 8.07.

           (b) Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the amounts due with respect to each Revolving Advance and Competitive Bid Advance made by such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder.

           (c) Control Account. The Register maintained by the Agent pursuant to Section 8.07(g) shall include a control account, and a subsidiary account for each Lender, which accounts (taken together) shall record (i) the date and amount of each Revolving Advance and Competitive Bid Advance made hereunder, the Type of Advance comprising each Revolving Advance and the Interest Period applicable thereto and the terms of each Competitive Bid Advance, (ii) the terms of each Assignment and Acceptance and Designation Agreement delivered to and accepted by the Agent, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

           (d) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, in the absence of manifest error.

           SECTION 2.02. The Revolving Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(g), in either case, as such amount may be reduced or modified pursuant to the terms of this Agreement (such Lender's "Commitment"), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed usage of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments (such deemed usage of the aggregate amount of the Commitments being a "Competitive
 Bid Reduction"). Each Revolving Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and shall consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.
 Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, repay pursuant to Section 2.07, prepay pursuant to Section 2.10(b) and reborrow under this Section 2.02.

           SECTION 2.03.  Making the Revolving Advances.  (a)
 Each Revolving Borrowing shall be made on notice, given not later than (i) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Borrowing in the case of Adjusted Eurodollar Rate Advances and
 (ii) 11:00 A.M. (New York City time) on the date of the proposed Revolving Borrowing in the case of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Revolving Borrowing (a "Notice of Revolving Borrowing") shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Borrowing, (ii) Type of Revolving Advances comprising such Revolving Borrowing, (iii) aggregate amount of such Revolving Borrowing and (iv) in the case of a Revolving Borrowing comprised of Adjusted Eurodollar Rate Advances, the initial Interest Period for each such Revolving Advance. Each Lender shall, before
 (i) 11:00 A.M. (New York City time) on the date of such Revolving Borrowing in the case of a Revolving Borrowing consisting of Adjusted Eurodollar Rate Advances and (ii) 2:00 P.M. (New York City time) on the date of such Revolving Borrowing in the case of a Revolving Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Lender's ratable portion of such Revolving Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

           (b) Anything in subsection (a) above to the contrary notwithstanding,

          (i) if any Lender shall, at least one Business Day before the date of any requested Revolving Borrowing, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Adjusted Eurodollar Rate Advances or to fund or maintain Adjusted Eurodollar Rate Advances hereunder, (x) the right of the Borrower to select Adjusted Eurodollar Rate Advances for such Revolving Borrowing or any subsequent Revolving Borrowing shall be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Revolving Borrowing shall be a Base Rate Advance, and (y) the Borrower shall forthwith prepay in full all Adjusted Eurodollar Rate Advances of all Lenders then outstanding, together with accrued interest thereon;

          (ii) if fewer than two Reference Banks furnish timely information to the Agent for determining the Adjusted Eurodollar Rate for any Adjusted Eurodollar Rate Advances comprising any requested Revolving Borrowing, the right of the Borrower to select Adjusted Eurodollar Rate Advances for such Revolving Borrowing or any subsequent Revolving Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Revolving Borrowing shall be a Base Rate Advance;

          (iii) if the Majority Lenders shall, at least one Business Day before the date of any requested Revolving Borrowing, notify the Agent that the Adjusted Eurodollar Rate for Adjusted Eurodollar Rate Advances comprising such Revolving Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Adjusted Eurodollar Rate Advances for such Revolving Borrowing, the right of the Borrower to select Adjusted Eurodollar Rate Advances for such Revolving Borrowing or any subsequent Revolving Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Revolving Borrowing shall be a Base Rate Advance; and

          (iv) at least three Business Days prior to the delivery to the Agent pursuant to Section 2.03(a) of a Notice of Revolving Borrowing requesting any Revolving Borrowing consisting of Adjusted Eurodollar Rate Advances with an Interest Period of 12 months, the Borrower shall notify the Agent of such proposed Revolving Borrowing and set forth the information required by Section 2.03(a) with respect thereto. The Agent shall promptly notify each Lender of the Borrower's intention to select such 12 month Interest Period. If, at least one Business Day prior to the day on which such Notice of Revolving Borrowing is otherwise required to be delivered to the Agent pursuant to Section 2.03(a), a Lender notifies the Agent that such Lender is not willing to fund its Revolving Advance for such 12 month

      Interest Period, the Agent shall so advise the Borrower and the Borrower shall select an alternative Interest Period with a duration of less than 12 months for such Revolving
      Borrowing.

           (c) Each Notice of Revolving Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Borrowing which the related Notice of Revolving Borrowing specifies is to be comprised of Adjusted Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Borrowing for such Revolving Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Advance to be made by such Lender as part of such Revolving Borrowing when such Revolving Advance, as a result of such failure, is not made on such date.

           (d) Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Borrowing in accordance with subsection
 (a) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Advances comprising such Revolving Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Advance as part of such Revolving Borrowing for purposes of this Agreement.

           (e) The failure of any Lender to make the Revolving Advance to be made by it as part of any Revolving Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Advance on the date of such Revolving Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Advance to be made by such other Lender on the date of any Revolving Borrowing.

           SECTION 2.04. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may make Competitive

 Bid Borrowings under this Section 2.04 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).

           (i) The Borrower may request a Competitive Bid Borrowing under this Section 2.04 by delivering to the Agent, by telecopier, telex or cable, confirmed immediately in writing, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying the date and aggregate amount of the proposed Competitive Bid Borrowing, the maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Competitive Bid Borrowing or later than the Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum and
      (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them. The Borrower shall pay to the Agent in connection with each request for a Competitive Bid Borrowing, promptly after receipt of an invoice therefor, a competitive bid administrative fee in the amount specified in the Fee Letter. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

          (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), before 10:00 A.M. (New York City time) (A) on the date of such proposed Competitive Bid Borrowing, in the case of a Notice of Competitive Bid Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) three Business Days before the date of such proposed Competitive

      Bid Borrowing, in the case of a Notice of Competitive Bid Borrowing delivered pursuant to clause (B) of paragraph (i) above, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.04(a), exceed such Lender's Commitment), the rate or rates of interest therefor (specified to the nearest 1/10,000th of 1%) and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing. It is understood and agreed that the Borrower may not accept any offer to make a Competitive Bid Advance if such offer is not made on a timely basis or otherwise fails to comply with the requirements of this Agreement.

         (iii) The Borrower shall, in turn, (A) before 11:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Notice of Competitive Bid Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) before 1:00 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Notice of Competitive Bid Borrowing delivered pursuant to clause
      (B) of paragraph (i) above, either

                (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

                (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in ascending order, from the lowest cost to the highest cost acceptable to the Borrower in its sole discretion (subject, if necessary, to ratable allocation between or among Lenders offering the same interest rates), by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect, provided that the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount requested in the relevant Notice of Competitive Bid Borrowing.

          (iv) If the Borrower notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph
      (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

           (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in
      Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02 such Lender's portion of such Competitive Bid Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in
      Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's aforesaid address. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

           (b) Each Competitive Bid Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

           (c) Within the limits and on the conditions set forth in this Section 2.04, the Borrower may from time to time borrow under this Section 2.04, repay or prepay pursuant to subsection
 (d) below, and reborrow under this Section 2.04, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

           (d) The Borrower shall repay to the Agent for the account of each Lender which has made a Competitive Bid Advance, or each other holder of a Competitive Bid Note, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

           (e) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance.

           (f) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Advance.

           SECTION 2.05. Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender (other than the Designated Bidders) a facility fee (the "Facility Fee") on the maximum amount of such Lender's Commitment (regardless of utilization) from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate of (i) 0.125% per annum during any period in which the Borrower has maintained Level I Status, (ii) 0.15% per annum during any period in which the Borrower has maintained Level II Status, (iii) 0.175% per annum during any period in which the Borrower has maintained Level III Status, (iv) 0.225% per annum during any period in which the Borrower has maintained Level IV Status and
 (v) 0.50% per annum during any period in which the Borrower has maintained Level V Status, payable on the last day of each calendar quarter, commencing September 30, 1994, and on the Termination Date.

           SECTION 2.06. Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, irrevocably to terminate in whole or reduce ratably in part the respective Commitments of the Lenders, provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding and provided, further, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

           SECTION 2.07.  Repayment of Revolving Advances.  The
 Borrower shall repay the principal amount of each Revolving
 Advance made by each Lender on the last day of the Interest
 Period for such Advance.

           SECTION 2.08. Interest on Advances. (a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Advance made by each Lender from the date of such Revolving Advance until such principal amount shall be paid in full, at the following rates per annum:

           (i) Base Rate Advances. If such Revolving Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable quarterly on the last day of each calendar quarter and on the date such Base Rate Advance shall be paid in full.

          (ii) Adjusted Eurodollar Rate Advances. If such Revolving Advance is a Adjusted Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Revolving Advance to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Rate Margin in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

           (b) Default Interest. If any amount of principal of an Advance is not paid when due (whether at stated maturity, by acceleration or otherwise), then

           (x) the principal amount of each Advance shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the greater of (1) 2% per annum above the rate per annum required to be paid on such Advance immediately prior to the date on which such amount became due and (2) 2% per annum above the Base Rate in effect from time to time and

           (y) all interest, fees and other amounts payable hereunder which are not paid when due shall bear interest, from the date on which any such amount referred to in this clause (y) is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time.

           SECTION 2.09. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Adjusted Eurodollar Rate. If any one of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, but subject to Section 2.03(b)(ii), the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

           (b) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(ii), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.08(a)(ii).

           SECTION 2.10.  Prepayments of Revolving Advances.  (a)
 The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in subsection (b) below.

           (b) The Borrower may, upon at least three Business Days' notice to the Agent (in the case of Adjusted Eurodollar Rate Advances), and upon one Business Day's notice to the Agent (in the case of Base Rate Advances), in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Revolving Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 and (y) in the case of any such prepayment of an Adjusted Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to
 Section 8.04(b).

           SECTION 2.11.  Increased Costs.  (a)  If, due to either
 (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Adjusted Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Adjusted Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that, before making any such demand, each Lender agrees to use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, in the absence of manifest error.

           (b) If any Lender (other than the Designated Bidders) determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, in the absence of manifest error.

           (c) Except as provided in this subsection (c), failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to any other period. The protection of this Section 2.11 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed so long as it shall be customary for Lenders affected thereby to comply therewith. No Lender shall be entitled to compensation under this Section 2.11 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. In the event the Borrower shall reimburse any Lender pursuant to this
 Section 2.11 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify the Borrower and, upon the Borrower's request, will pay to the Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.

           SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at its address referred to in
 Section 8.02 in immediately available funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or the Facility Fee ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.13 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(g), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

           (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower's general deposit accounts with such Lender any amount so due.

           (c)  All computations of interest pursuant to clauses
 (i) or (ii) of the definition of Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted Eurodollar Rate or the Federal Funds Rate and of the Facility Fee shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Facility Fee is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, in the absence of manifest error.

           (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or the Facility Fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Adjusted Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

           (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

           SECTION 2.13. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

           (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

           (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

           (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder or under the Notes, the Borrower will furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes.

           (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 2.13(a).

           (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection
 (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

           (g) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form as may be required under Section 2.13(e) thereafter ceases to qualify for complete exemption from United States withholding tax, such Lender may assign its interest under this Agreement to any assignee and such assignee shall be entitled to the same benefits under this Section 2.13 as the assignor provided that the rate of United States withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

           (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the payment in full of principal and interest hereunder and under the Notes.

           (i) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 2.13 shall be conclusive and binding for all purposes, in the absence of manifest error.

           SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Advances made by it (other than pursuant to Section
 2.11 or 2.13) in excess of its ratable share of payments on account of the Revolving Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.


                            ARTICLE III
                       CONDITIONS OF LENDING

           SECTION 3.01. Conditions Precedent to Initial Advances. The obligation of each Lender (other than the Designated Bidders) to make its initial Advance is subject to the conditions precedent that (a) the Closing Date shall have occurred on or prior to June 29, 1994, (b) all fees and expenses payable to the Agent pursuant to the Fee Letter or to the Agent and the Lenders pursuant to this Agreement on or prior to the Closing Date shall have been paid in full, (c) the Borrower shall have repaid or prepaid or cause to be repaid or prepaid all Advances (as defined in the Existing Agreement) and the interest thereon and all fees, expenses and other amounts payable by the Borrower under the Existing Agreement, and the unused Commitments (as defined in the Existing Agreement) of the Lenders (as defined in the Existing Agreement), determined after giving effect to the repayment of all such Advances, shall have been reduced to zero and (d) the Agent shall have received on or before the day of such initial Borrowing the following, each dated as of the Closing Date, in form and substance satisfactory to the Agent and (except for the Revolving Notes) in sufficient copies for each
 Lender:

           (a) A Revolving Note payable to the order of each Lender in the principal amount of such Lender's Commitment.

           (b) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

           (c) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

           (d) A favorable opinion of Jones, Day, Reavis & Pogue, counsel for the Borrower, substantially in the form of Exhibit E hereto and as to such other matters as any Lender through the Agent may reasonably request.

           (e) A favorable opinion of Sidley & Austin, counsel for the Agent, substantially in the form of Exhibit F hereto.

           SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Revolving Advance on the occasion of each Revolving Borrowing (including the initial Revolving Borrowing) shall be subject to the further conditions precedent that the Agent shall have received the Notice of Revolving Borrowing with respect thereto and that on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Borrowing and the acceptance by the Borrower of the proceeds of such Revolving Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Revolving Borrowing such statements are true):

           (i)  the representations and warranties contained in
      Section 4.01 (excluding (except with respect to the initial Advance hereunder) those contained in subsections (f), (g) and (k) thereof) are correct on and as of the date of such Revolving Borrowing, before and after giving effect to such Revolving Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

          (ii) no Default has occurred and is continuing, or would result from such Revolving Borrowing or from the application of the proceeds therefrom;

 and (b) the Agent shall have received such other approvals, opinions or documents as any Lender (other than the Designated
 Bidders) through the Agent may reasonably request.

           SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender which is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing (including the initial Competitive Bid Borrowing) to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such

 Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.04 and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

           (a)  the representations and warranties contained in
      Section 4.01 (excluding (except with respect to any Competitive Bid Advance to be made on the Closing Date) those contained in subsections (f), (g) and (k) thereof) are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date,

           (b) no Default has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom and

           (c) no event has occurred and no circumstance exists as a result of which the information concerning the Borrower that has been provided to the Agent and each Lender by the Borrower in connection herewith would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.


                             ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES

           SECTION 4.01.  Representations and Warranties of the
 Borrower.  The Borrower represents and warrants as follows:

           (a)  Corporate Existence.  The Borrower is a
      corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           (b) Corporate Authorization. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary

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      corporate action, and do not contravene, or constitute a
      default under, (i) the Borrower's charter or by-laws, or
      (ii) any other Requirement of Law or (iii) any agreement, contractual restriction or other instrument binding on or, to the Borrower's knowledge, affecting the Borrower or result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries.

           (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Notes or any other Loan Document.

           (d) Binding Effect. This Agreement is, and the Notes and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

           (e) Financial Information. The balance sheets of the Borrower and its Consolidated Subsidiaries as at December 31, 1993 and March 31, 1994, respectively, and the related statements of income, cash flows and (in the case of such fiscal year only) stockholders' equity of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 1993 and the fiscal quarter ended March 31, 1994, copies of which have been furnished to each Bank, fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at each such date and the results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the period ended on each such date, all in accordance with generally accepted accounting principles consistently applied.

           (f) No Changes, etc. Since December 31, 1993, except for possible changes relating to the Borrower's roofing business segment, which appears in the financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 1993 as a discontinued operation, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

           (g) Litigation. There is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator, which has had or is reasonably likely to have a Material Adverse Effect.

           (h) Compliance with Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance have been used in violation of any

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      Requirement of Law (including, without limitation,
      Regulation G, Regulation T, Regulation U and Regulation X). At no time would more than 25% of the value of the assets of the Borrower or the Borrower and its Consolidated Subsidiaries that are subject to any "arrangement" (as such term is used in Section 221.2(g) of Regulation U) hereunder be represented by Margin Stock.

           (i)  Investment Company.  The Borrower is not an
      "investment company" within the meaning of the Investment
      Company Act of 1940, as amended.

           (j) ERISA Matters. (i) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA that has not been paid in full other than a liability to the PBGC for premiums under Section 4007 of ERISA.

                (ii)  No ERISA Event which might result in
      liability to the PBGC (other than for premiums payable under Title IV of ERISA) has occurred or is reasonably expected to occur with respect to any Plan.

                (iii) Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan whose liabilities are in excess of its assets by an amount greater than $100,000, copies of which have been filed with the Internal Revenue Service prior to the date hereof and furnished to the Agent and the Lenders listed on the signature pages hereof, is complete and accurate and fairly presents the funding status and financial condition of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status or financial condition.

                (iv) As of the date of this Agreement, neither the Borrower nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability which has not been paid in full to any Multiemployer Plan (other than Withdrawal Liabilities, if any, which in the aggregate are immaterial or nominal).

                (v) As of the date of this Agreement, neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA, which reorganization or termination would result in any liability of the Borrower or any ERISA Affiliate (other than liabilities, if any, which in the aggregate are immaterial or nominal).

           (k) Environmental Matters. Neither the Borrower nor any of its Subsidiaries has received notice or otherwise obtained knowledge of any Claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of any Environmental, Health or Safety Requirements of Law or (ii) the Release or threatened Release of any Contaminant into the environment. None of the Borrower or its Subsidiaries or any of their respective operations or present or past Property are subject to any investigation by, or any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing (i) a violation of any Environmental, Health or Safety Requirement of Law; (ii) any Remedial Action; or (iii) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, which (in any such case referred to in the preceding clauses (i), (ii) or (iii)) has had or is reasonably likely to have a Material Adverse Effect, nor has the Borrower or any of its Subsidiaries received any notice of any of the foregoing which the Borrower in good faith believes is reasonably likely to have a Material Adverse Effect. No Environmental Lien has attached to any Property of the Borrower or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect.


                             ARTICLE V
                     COVENANTS OF THE BORROWER

           SECTION 5.01.  Affirmative Covenants.  So long as any
 Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower agrees that, unless the Majority Lenders shall otherwise consent in writing:

           (a) Compliance with Laws, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Requirements of Law.

           (b) Preservation of Corporate Existence. The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, corporate rights (charter and statutory), and corporate franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders. Nothing in this
      Section 5.01(b) shall be deemed to prohibit any merger or consolidation involving the Borrower or any of its Subsidiaries which is permitted by Section 5.02(b).

           (c) Accuracy of Information Given to Lenders. The Borrower will use its best efforts to ensure that (i) all written information, exhibits or reports furnished by the Borrower or any of its Subsidiaries to the Agent or any Lender in connection herewith (other than financial projections) will at the time so furnished contain no untrue statement of a material fact and will not at such time omit to state any material fact or any fact necessary to make the statements contained therein not misleading, and (ii) all financial projections, if any, prepared by the Borrower and furnished by the Borrower to the Agent or any Lender in connection herewith will be prepared in good faith based upon reasonable assumptions (it being understood that any such projections will be subject to significant uncertainties and contingencies, and that no assurance can be given that any such projections will be realized).

           (d) Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

           (e) Books and Records. The Borrower will keep proper books of record and account in which entries in conformity with generally accepted accounting principles (and all legal requirements) shall be made of all dealings and transactions in relation to their businesses and activities.

           (f) Use of Proceeds. The proceeds of the Advances made under this Agreement will be used by the Borrower for any lawful purposes not prohibited by the terms of this Agreement, including, without limitation, acquisitions of companies and fees and expenses related to such acquisitions. None of such proceeds will be used in violation of any applicable Requirement of Law, including, without limitation, Regulation G, Regulation T, Regulation U and Regulation X.

           (g) Payment of Taxes, Etc. The Borrower will pay and discharge, and will cause each Subsidiary of the Borrower to pay and discharge, before the same shall become delinquent,
      (i) all taxes, assessments and governmental charges or levies imposed upon it or upon it or upon its Property, and
      (ii) all lawful claims which, if unpaid, (x) might by law become a Lien upon its Property or (y) would otherwise be reasonably likely to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim which is being contested in good faith by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

           (h) Reporting Requirements. The Borrower will furnish to the Lenders:

                (i) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial or accounting officer of the Borrower, together with (A) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken or proposes to take with respect thereto, and
           (B) a schedule in form satisfactory to the Agent of the computations used by the Borrower in determining compliance with the requirements and covenants contained in Section 5.02(c) and 5.02(d);

                (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing financial statements for such year certified in a manner acceptable to the Majority Lenders by Ernst & Young or other independent public accountants acceptable to the Majority Lenders, together with (A) a certificate of such accounting firm stating that in the course of the regular audit of the business of the Borrower, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or, if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof and (B) a schedule in form satisfactory to the Agent of the computations used by such accountants in determining, as of the end of such fiscal year, compliance with the requirements and covenants contained in Section 5.02(c) and 5.02(d);

                (iii) as soon as possible and in any event within two days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial or accounting officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                (iv) as soon as possible and in any event (i) within thirty days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event with respect to any Plan has occurred which reasonably could result in liability to the PBGC (other than liabilities, if any, which are immaterial or nominal in the aggregate) and (ii) within 10 days after the Borrower or any ERISA Affiliate knows or has reason to know that any other ERISA Event with respect to any Plan has occurred which reasonably could result in liability to the PBGC (other than liabilities, if any, which are immaterial or nominal in the aggregate), a statement of the chief financial or accounting officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

                (v) promptly after the receipt thereof by the Borrower or any ERISA Affiliate, (A) copies of all reports and notices which could result in an adverse financial effect on the Borrower or any of its Subsidiaries which the Borrower or any ERISA Affiliate receives from the PBGC, the Internal Revenue Service or the U.S. Department of Labor with respect to any Plan, Multiemployer Plan or Multiple Employer Plan, (B) copies of each notice from the PBGC received by the Borrower or any ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan and (C) a copy of each notice from the sponsor of a Multiemployer Plan received by the Borrower or any ERISA Affiliate concerning (I) the imposition of Withdrawal Liability by a Multiemployer Plan, (II) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (III) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (IV) the amount of liability incurred, or expected to be incurred, by the Borrower or any ERISA

           Affiliate in connection with any event described in clause (I), (II) or (III) above;

                (vi) promptly after the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign court or Governmental Authority affecting the Borrower or any of its Subsidiaries, of the type described in Section 4.01(g);

                (vii)  promptly after the sending or filing
           thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements (other than any registration statement on Form S-8 or any successor form thereto), that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange; and

                (viii) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

           SECTION 5.02. Negative Covenants. So long as any Note or any amount due hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

           (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its Property, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income in each case to secure or provide for the payment of any Debt of any Person; excluding, however, from the operation of the foregoing restrictions, (i) Existing Liens (including the replacement, extension or renewal of any such Existing Lien upon the same Property theretofore subject thereto and the replacement, extension or renewal (without increase of principal amount) of the Debt secured thereby), (ii) Liens for taxes, assessments or governmental charges or levies, not yet due and payable, or being contested in good faith and against which reserves have been established by the Borrower to the extent required under GAAP, (iii) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's, and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt) which are not overdue for a period of more than 30 days, (iv) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation or to secure statutory obligations of the Borrower or any of its Subsidiaries which do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Borrower or any of its Subsidiaries, (v) Liens of landlords arising by operation of law or pursuant to leases entered into in the ordinary course of business securing rental obligations which are not overdue for a period of more than 30 days,
      (vi) Liens on property (including, without limitation, shares of capital stock) of a corporation existing at the time such corporation is merged with or into or consolidated with the Borrower or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of such corporation as an entirety or substantially as an entirety to the Borrower or any of its Subsidiaries, provided, that (i) such Liens are not incurred in anticipation of such merger, consolidation or sale, lease or other disposition with or into the Borrower or any of its Subsidiaries and (ii) such Liens do not extend to any other Property of the Borrower or any of its Subsidiaries,
      (vii) Liens created in the ordinary course of business in favor of the United States of America or any State thereof, or any department, agency or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract (other than for borrowed money) or statute,
      (viii) Liens created in the ordinary course of business by or resulting from any litigation or proceedings which are being contested in good faith, Liens arising in the ordinary course of business out of judgments or awards against the Borrower or any of its Subsidiaries with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceedings for review, or Liens incurred in the ordinary course of business by the Borrower or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower or such Subsidiary is a party, (ix) easements, rights of way and other encumbrances on title to real property that do not render title to the Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its intended purposes, (x) purchase money Liens upon or in Property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such Property to be subject to such Liens, or Liens existing on any such Property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any Property other than the Property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that the aggregate principal amount of the Debt at any one time outstanding secured by Liens permitted by this clause (x) shall not exceed $10,000,000 at any one time outstanding and that any such Debt shall not otherwise be prohibited by the terms of this Agreement, and (xi) Liens not otherwise permitted hereunder securing Debt in an aggregate amount not to exceed at any time an amount equal to $35,000,000.

           (b) Mergers, Etc. Merge or consolidate with or into (unless the Borrower is the surviving corporation of such merger or consolidation), or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Person may merge with and into the Borrower,
      (ii) any Subsidiary of the Borrower may merge with or into any other Person and (iii) any Subsidiary of the Borrower may sell or otherwise dispose of all or substantially all of its assets, provided that (w) immediately after giving effect to any such merger or sale or other disposition of assets referred to in clause (i), (ii) or (iii), no Default would exist, (x) the surviving corporation of any such merger referred to in clause (i) is, immediately after giving effect to such merger, the Borrower, (y) if the surviving corporation of any merger referred to in clause
      (ii) is not, immediately after giving effect to such merger, a Subsidiary of the Borrower, the Borrower and/or its Subsidiaries shall have received as consideration for such merger cash, property or securities representing the fair market value of the Borrower's and its Subsidiaries' interest in such Subsidiary immediately prior to such merger (as determined by the Board of Directors of the Borrower), and (z) in the case of any sale or other disposition referred to in clause (iii), the Borrower and/or its Subsidiaries shall have received as consideration for such sale or other disposition cash, property or securities representing the fair market value of such assets immediately prior to such sale or other disposition (as determined by the Board of Directors of the Borrower).

           (c) Interest Service Coverage. Permit, on the last day of March, June, September and December in each year, commencing September 30, 1994, the ratio of (i) Consolidated EBIT of the Borrower and its Consolidated Subsidiaries during the twelve-month period ending on such date to (ii) Consolidated Interest Expense of the Borrower and its Consolidated Subsidiaries for such twelve-month period to be less than 2.0 to 1.0.

           (d)  Adjusted Net Worth Ratio.  Permit the ratio of
      (i) Consolidated Debt to (ii) the sum of (A) Consolidated Debt plus (B) Adjusted Net Worth of the Borrower and its Consolidated Subsidiaries to exceed 0.55 to 1.0 at any time.

           (e) Plan Terminations. Terminate, or permit any ERISA Affiliate to terminate, any Plan or Plans so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of $5,000,000 in the aggregate, or permit to exist one or more events or conditions which reasonably present a material risk of a termination by the PBGC of any Plan or Plans with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of $5,000,000 in the aggregate.

           (f) Employee Benefit Costs and Liabilities. Fail to comply, or permit any ERISA Affiliate to fail to comply, with the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan.


                             ARTICLE VI
                         EVENTS OF DEFAULT

           SECTION 6.01.  Events of Default.  If any of the
 following events ("Events of Default") shall occur and be continuing:

           (a) the Borrower shall fail to pay any principal of any Note when the same becomes due and payable, or shall fail to pay any interest on any Note or any other amount payable under this Agreement within five days of the due date thereof; or

           (b) any representation or warranty made (or deemed made in accordance with Section 3.02 or Section 3.03) by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

           (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement on its part to be performed or observed, if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

           (d) the Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $10,000,000 in the aggregate (but excluding Debt evidenced by the Notes) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or required sinking fund redemption payment), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

           (e) the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its Property; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

           (f) any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

           (g) Any ERISA Event with respect to a Plan shall have occurred and, thirty days after notice thereof shall have been given to the Borrower by the Agent, (i) such ERISA Event shall still exist, (ii) such ERISA Event shall have caused or shall have created a material risk of the termination of or the appointment of a trustee with respect to the affected Plan by or at the request of the PBGC and
      (iii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which the events or circumstances described in the preceding clauses (i) and (ii) shall have occurred and then exist (or in the case of a Plan with respect to which an ERISA Event described in clauses (c) through (f) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $5,000,000; or

           (h) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts then required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $10,000,000; or

           (i) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $10,000,000; or

           (j) Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) or control of 35% or more of the outstanding shares of common stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

 then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                            ARTICLE VII
                             THE AGENT

           SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders or all Lenders if required by Section 8.01, as applicable, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

           SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the Property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

           SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

           SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

           SECTION 7.05. Indemnification. The Lenders (other than the Designated Bidders) agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Notes then held by each of them (or if no Revolving Notes are at the time outstanding or if any Revolving Notes are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this

 Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender (other than the Designated Bidders) agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

           SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this
 Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

           SECTION 7.07.  Agent's Fee.  The Borrower shall pay to
 Citibank for its own account the administrative agent fee referred to in the Fee Letter.


                            ARTICLE VIII
                           MISCELLANEOUS

           SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than the Designated Bidders), do any of the following: (a) waive any of the conditions specified in Section 3.01, 3.02 (if and to the extent that the Borrowing which is the subject of such waiver would involve an increase in the aggregate outstanding amount of Advances over the aggregate amount of Advances outstanding immediately prior to such Borrowing) or 3.03, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (f) amend the definition of Majority Lenders or this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

           SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at M.A. Hanna Company, 1301 East Ninth Street, Suite 3600, Cleveland,
 Ohio 44114, Attention: Treasury Department, with a copy marked to the attention of the Borrower's Corporate Secretary, at the same address; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance or Designation Agreement pursuant to which it became a Lender; and if to the Agent, at its address at Bank Loan Syndications, 1 Court Square, 7th Floor, Long Island City, New York 11120, Attention: Mr. Philip F. Green, telephone - (718) 248-4529, telecopier - (718) 248-4844, with a copy to each of Ms. Judith E. Goldkrand, Citibank, N.A., 399 Park Avenue, New York, New York 10043, telephone - (212) 559-4649, telecopier -
 (212) 793-3053, and Daniel S. Dokos, Esq., Sidley & Austin, 875 Third Avenue, New York, New York 10022; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to

 Article II or VII shall not be effective until received by the Agent.

           SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

           SECTION 8.04. Costs, Expenses and Taxes. (a) Subject to the terms of the Fee Anticipation Letter, the Borrower agrees to pay promptly upon request all costs and expenses in connection with the preparation, execution, delivery, administration, interpretation, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay promptly upon request all costs and expenses, if any, of the Agent and each Lender (including, without limitation, reasonable counsel fees and expenses) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder and thereunder,
 (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding,
 (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to this Agreement, the Notes, the other Loan Documents, the Property, the Borrower or any of the Borrower's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

           (b) If any payment of principal of any Adjusted Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Revolving Advance, as a result of a payment pursuant to Section 2.10(b) or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, promptly upon request by any Lender (with a copy of such request to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Revolving Advance.

           (c) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and their respective Affiliates, and each of their respective directors, officers, employees and agents, from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may be incurred by or asserted against the Agent or such Lender or Affiliate or any such director, officer, employee or agent in connection with or arising out of any investigation, litigation, or proceeding, whether or not the Agent or such Lender or Affiliate or any such director, officer, employee or agent is a party thereto, related to this Agreement or any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower or any of its Subsidiaries, unless such loss, claim, damage, liability or expense is found in a final judgment of a court of competent jurisdiction to have resulted from such indemnified party's gross negligence or wilful misconduct. The obligations of the Borrower under this Section
 8.04 shall survive the Termination Date.

           SECTION 8.05. Right of Set-off. Nothing herein shall derogate any Lender's right, if any, if and to the extent payment owed to such Lender is not made when due hereunder or under any Competitive Bid Note held by such Lender, to set off from time to time against any or all of the Borrower's general deposit accounts with such Lender any amount so due. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section
 8.05 are in addition to other rights and remedies which such Lender may have.

           SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

           SECTION 8.07.  Assignments, Designations and
 Participations. (a) Each Lender (other than the Designated Bidders) may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.13) upon at least three Business Days' notice to such Lender and the Agent, will, assign, with (except in the case of any assignment to an Affiliate of such Lender) the consent of the Agent and the Borrower (which consent shall not be unreasonably withheld or delayed), to one or more banks or other entities all or a proportionate part of all of its rights and obligations under this Agreement (including, without limitation, all or a proportionate part of all of its Commitment, the Revolving Advances owing to it and the Revolving Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it or Competitive Bid Notes), (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall (unless such amount constitutes the entire remaining amount of the assigning Lender's Commitment) be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a to result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement (other than any Competitive Bid Advances or Competitive Bid Notes) or an assignment of a portion of such rights and obligations (other than any Competitive Bid Advances or Competitive Bid Notes) made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement (other than any Competitive Bid Advances or Competitive Bid Notes), (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Revolving Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Note or Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an

 Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

           (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

           (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Revolving Note or Notes a new Revolving Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning

 Lender has retained a Commitment hereunder, a new Revolving Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Revolving Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 hereto.

           (d) Each Lender may assign to one or more banks or other entities any Competitive Bid Note or Notes held by it. In addition, each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make Competitive Bid Advances as a Lender pursuant to Section 2.04; provided, however, that (i) no such Lender shall be entitled to make more than three such designations, (ii) each such Lender making one or more of such designations shall retain the right to make Competitive Bid Advances as a Lender pursuant to Section 2.04, (iii) each such designation shall be to a Designated Bidder and (iv) the parties to each such designation shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make Competitive Bid Advances as a Lender pursuant to Section 2.04 and the obligations related thereto.

           (e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower or any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Designation Agreement; (iv) such designee will, independently and without reliance upon the Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
 (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

           (f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and
 (iii) give prompt notice thereof to the Borrower.

           (g) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and, with respect to Lenders other than Designated Bidders, the Commitment of, and principal amount of the Revolving Advances owing to, each such Lender from time to time (the "Register"). The Register shall contain the information specified in Section 2.01(c), and the entries in the Register shall be conclusive and binding for the purposes of this Agreement, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

           (h) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this
 Agreement.   Any participating interest shall provide that such
 Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that any participation agreement may provide that the relevant Lender will not agree to any modification, amendment or waiver of this Agreement which (i) increases or decreases the Commitment of such Lender, (ii) reduces the principal of or rate of interest on any Advance or fees hereunder in which the participant has an interest or (iii) postpones the date fixed for any payment of principal of or interest on any Advance or any fees hereunder in which the participant has an interest without the consent of the participant. The Borrower agrees that each participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.11, 2.13 and 8.04(b) hereof with respect to its participating interest. No participant or other transferee of such Lender's rights shall be entitled to receive any greater payment under Sections 2.11, 2.13 and 8.04(b) hereof than such Lender would have been entitled to receive with respect to the rights transferred.

           (i) Subject to Section 8.13, any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower in connection with this Agreement; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

           (j) Anything in this Section 8.07 to the contrary notwithstanding, any Lender may, upon notice to the Agent and the Borrower, assign and pledge all or any portion of the Advances owing to it to a Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank.

           SECTION 8.08.  Governing Law.  This Agreement and the
 Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

           SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

           SECTION 8.10.  Collateral.  Each of the Lenders
 represents to the Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

           SECTION 8.11. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursements shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Advances and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Agent or any of the Lenders may have come into possession or control of any of the Borrower's or its Subsidiaries' Property.

           SECTION 8.12. Limitation of Liability. No claim may be made by the Borrower, any Lender, the Agent or any other Person against the Agent or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Borrower, each Lender and the Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

           SECTION 8.13. Confidentiality. Each Lender agrees that during the period through and including the Termination Date it will take normal and reasonable precautions to hold and treat in confidence any information delivered or made available by the Borrower to it which is expressly designated in writing to be confidential; provided, however that nothing herein shall prevent any Lender from disclosing such information (i) to any Affiliate of such Lender, (ii) to any other Lender, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which the Agent, any Lender or their respective Affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to such Lender's legal counsel, independent auditors and other professional advisors, (ix) to any actual or proposed participant, assignee or other transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 8.13, or (x) that is also provided to such Lender by a Person other than the Borrower not in violation, to the actual knowledge of such Lender, of any duty of confidentiality; provided that any Lender's failure to comply with the provisions of this Section 8.13 shall not affect the obligations of the Borrower hereunder.

           SECTION 8.14.  Certain Consents and Waivers of the
 Borrower.

           (a) Personal Jurisdiction. (i) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

           (ii) THE BORROWER AGREES THAT THE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE AGENT AND THE LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENT OR ANY LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

           (b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER'S NOTICE ADDRESS SPECIFIED PURSUANT TO
 SECTION 8.02, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE AGENT TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

           SECTION 8.15. Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OF

 THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY
 OR THEREBY.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   M.A. HANNA COMPANY


                                   By  /s/  Douglas R. Schrank
                                     Title: Vice President

                                   CITIBANK, N.A.,
                                     as Agent


                                   By  /s/  Mary Corkran
                                     Vice President

                               Banks


 Commitment

 $25,000,000                       CITIBANK, N.A.


                                   By  /s/  Mary Corkran
                                     Vice President


 $25,000,000                       COMERICA BANK


                                   By  /s/  Ian Hogan
                                     Title: Vice President


 $25,000,000                       NBD BANK, N.A.


                                   By  /s/  Winfred S. Pinet
                                     Title: Vice President


 $25,000,000                       PNC BANK, NATIONAL ASSOCIATION


                                   By  /s/  Chris D. Thornton
                                     Title: Assistant Vice President

 $25,000,000                       SOCIETY NATIONAL BANK


                                   By  /s/  Marianne Neil
                                     Title: Assistant Vice President


 $17,000,000                       NATIONAL CITY BANK


                                   By  /s/  Robert E. Little
                                     Title: Vice President/Senior
                                              Lending Officer

 $17,000,000                       THE NORTHERN TRUST COMPANY


                                   By  /s/  Robert Jones
                                     Title: Vice President


 $16,000,000                       COMMERZBANK AKTIENGESELLSCHAFT,
                                     GRAND CAYMAN BRANCH


                                   By  /s/  Mark D. Monson
                                     Title: Assistant Vice President


 $12,500,000                       BANK OF AMERICA NATIONAL TRUST
                                     AND SAVINGS ASSOCIATION


                                   By  /s/  David B. Straut
                                     Title: Vice President


 $12,500,000                       CONTINENTAL BANK N.A.


                                   By  /s/  Carl W. Jordan
                                     Title: Vice President



 $200,000,000                      Total of the Commitments























                                -62-










                           EXHIBIT A-1
                      FORM OF REVOLVING NOTE

U.S.$                                       Dated:  June   , 1994

          FOR VALUE RECEIVED, the undersigned,
M.A. Hanna Company, a Delaware corporation (the "Borrower"),
HEREBY PROMISES TO PAY to the order of                 (the
"Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of each Revolving Advance (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below) on the last day of the Interest Period (as defined in the Credit Agreement) for such Advance.

          The Borrower promises to pay interest on the unpaid principal amount of each Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

          Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Agent, at 399 Park Avenue, New York, New York 10043, in same day funds. Each Revolving Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

          This Promissory Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of June 30, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among the Borrower, the Lender and certain other banks parties thereto, and Citibank, N.A., as Agent for the Lender and such other banks. The Credit Agreement, among other things, (i) provides for the making of advances (the "Revolving Advances") by the Lenders to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

          The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

          This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

                         M.A. HANNA COMPANY



                         By
                           Title:

                ADVANCES AND PAYMENTS OF PRINCIPAL


                           Amount of       Unpaid of
Date       Amount of    Principal Paid     Principal      Notation
            Advance       or Prepaid        Balance        Made By

                           EXHIBIT A-2

                   FORM OF COMPETITIVE BID NOTE



U.S.$                    Dated:           __, 19

          FOR VALUE RECEIVED, the undersigned, M.A. Hanna Company, a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ____________ (the "Lender") for the account of its Applicable Lending Office (as defined in the
Credit Agreement referred to below), on            , 19  , the
principal amount of                Dollars ($              ).

          The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

     Interest Rate:     % per annum (calculated on the basis of a
     year of      days for the actual number of days elapsed).

     Interest Payment Date or Dates:

          Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A. for the account of the Lender at the office of Citibank, N.A., at 399 Park
Avenue, New York, New York 10043, in same day funds.

          This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of June 30, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among the Borrower, the Lender and certain other banks parties thereto, and Citibank, N.A., as Agent for the Lender and such other banks. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

          The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

          This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

                         M.A. HANNA COMPANY



                         By
                            Title:

                           EXHIBIT B-1

                  NOTICE OF REVOLVING BORROWING



Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
399 Park Avenue
New York, New York 10043      [Date]


          Attention:


Gentlemen:

          The undersigned, M.A. Hanna Company, refers to the Credit Agreement, dated as of June 30, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Borrowing (the "Proposed Revolving Borrowing") as required by Section 2.03(a) of the Credit Agreement (the terms defined in the Credit Agreement are used herein as therein defined):

          (i)  The Business Day of the Proposed Revolving
     Borrowing is            , 19  .

         (ii)  The Type of Revolving Advances comprising the
     Proposed Revolving Borrowing is [Base Rate Advances]
     [Eurodollar Rate Advances].

        (iii)  The aggregate amount of the Proposed Revolving
     Borrowing is $           .

         (iv)  The Interest Period for each Revolving Advance
     made as part of the Proposed Revolving Borrowing is [
     days] [     month[s]].

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Borrowing:

          (A)  the representations and warranties contained in
     Section 4.01 (excluding those contained in subsections (f), (g) and (k) of such section 4.01) are correct, before and after giving effect to the Proposed Revolving Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

          (B) no Default has occurred and is continuing, or would result from such Proposed Revolving Borrowing or from the application of the proceeds therefrom.

                         Very truly yours,

                         M.A. HANNA COMPANY


                         By
                           Title:

                           EXHIBIT B-2

               NOTICE OF COMPETITIVE BID BORROWING



Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
399 Park Avenue
New York, New York 10043      [Date]


          Attention:


Gentlemen:

          The undersigned, M.A. Hanna Company, refers to the Credit Agreement, dated as of June 30, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

    (A)  Date of Competitive Bid Borrowing
    (B)  Amount of Competitive Bid Borrowing
    (C)  Maturity Date
    (D)  Interest Rate Basis
    (E)  Interest Payment Date(s)
    (F)
    (G)
    (H)


          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

          (a)  the representations and warranties contained in
     Section 4.01 (excluding those contained in subsections (f), (g) and (k) of such Section 4.01) are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

          (b) no Default has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom;

          (c) no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Agent and each Lender by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; and

          (d)  the aggregate amount of the Proposed Competitive
     Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

          The undersigned hereby confirms that the Proposed
Competitive Bid Borrowing is to be made available to it in accordance with Section 2.04(a)(v) of the Credit Agreement.

                         Very truly yours,

                         M.A. HANNA COMPANY


                         By:

                            EXHIBIT C

                    ASSIGNMENT AND ACCEPTANCE

                      Dated          , 19


          Reference is made to the Credit Agreement dated as of June 30, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among M.A. Hanna Company, a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

                          (the "Assignor") and               (the
"Assignee") agree as follows:

          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ____1% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances owing to the Assignor or any Competitive Bid Notes held by it), including, without limitation, (x) such percentage interest in the Assignor's Commitment, which (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also made on the date hereof) is $________, (y) the aggregate principal outstanding principal amount of Revolving Advances owing to the Assignor, which (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also made on the date hereof) is $________, and (z) the Revolving Note held by the Assignor.

          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and



1  Specify percentage to no more than four decimal points.

(iv) attaches the Revolving Note referred to in paragraph 1 above and requests that the Agent exchange such Revolving Note for [a new Revolving Note dated __________ __, 19__ in the principal amount of $_________ payable to the order of the Assignee] [new Revolving Notes as follows: a Revolving Note dated ________ __, 19__ in the principal amount of $__________ payable to the order of the Assignee and a Revolving Note dated _________ __, 19__ payable to the order of the Assignor].

          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and, if the Assignee is an insurance company, represents and warrants that the assignment hereunder shall not constitute or otherwise result in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].2

          4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent (the "Effective Date").





2 If the Assignee is organized under the laws of a jurisdiction outside the United States.

          5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Notes for periods prior to the Effective Date directly between themselves.

          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

          8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                              [NAME OF ASSIGNOR]


                              By:____________________
                                 Title:

                              [NAME OF ASSIGNEE]


                              By:____________________
                                 Title:

                              Domestic Lending Office (and
                                address for notices):
                                  [Address]

                              Eurodollar Lending Office:
                                  [Address]

Consented to3 this ___ day
of _____________, 19__

M.A. HANNA COMPANY


By:______________________
   Title:


Consented to4 [and] [a]ccepted this ___ day of _____________, 19__

CITIBANK, N.A., as Agent


By:______________________




























3  Pursuant to Section 8.07 of the Credit Agreement, the
Borrower's consent is not required for an assignment to an Affiliate of the Assignor.

4 Pursuant to Section 8.07 of the Credit Agreement, the Agent's consent is not required for an assignment to an Affiliate of the Assignor.

                            EXHIBIT D

                      DESIGNATION AGREEMENT

                      Dated          , 19


          Reference is made to the Credit Agreement dated as of June 30, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among M.A. Hanna Company, a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

                          (the "Designator") and
(the "Designee") agree as follows:

          1. The Designator hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Advances pursuant to Section 2.04 of the Credit Agreement.

          2. The Designator makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto and (ii) the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

          3. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and, if the Designee is an insurance company, represents and warrants that the designation hereunder shall not constitute or otherwise result in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code; (ii) agrees that it will, independently and without reliance upon the Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a Designated Bidder;
(iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

(v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and
(vi) specifies as its Applicable Lending Office with respect to Competitive Bid Advances (and address for notices) the offices set forth beneath its name on the signature pages hereof.

          4.  Following the execution of this Designation
Agreement by the Designator and its Designee, it will be delivered to the Agent for acceptance and recording by the Agent.
The effective date of this Designation Agreement shall be the date of acceptance thereof by the Agent (the "Effective Date").

          5. Upon such acceptance and recording by the Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Competitive Bid Advances as a Lender pursuant to Section 2.04 of the Credit Agreement and the rights and obligations of a Lender related thereto.

          6. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New
York.

          7. This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Designation Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                              [NAME OF DESIGNATOR]


                              By:
                                 Title:


                              [NAME OF DESIGNEE]


                              By:
                                 Title:

                              Applicable Lending Office (and
                                address for notices):
                                  [Address]

Accepted this      day
of             , 19


CITIBANK, N.A., as Agent


By:______________________
   Title:














































                                3